Exhibit 99.1
Finisar Corporation Announces Public Offering of Common Stock
SUNNYVALE, CA — December 20, 2010 — Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optic communications, today announced that it has agreed to sell 3,600,000 shares of its common stock in an underwritten public offering. The underwriter will have an option to purchase up to an additional 540,000 shares solely to cover over-allotments, if any. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital. A portion of the net proceeds may be used for the repurchase and/or repayment of certain of the Company’s outstanding indebtedness, which may include a portion of its outstanding convertible notes. The Company may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies, although it has no present agreements or commitments with respect to any such acquisitions or investments.
Credit Suisse Securities (USA) LLC is serving as sole underwriter for the offering. The offering will be made pursuant to an effective automatic shelf registration statement. A prospectus supplement relating to the offering will be filed with the SEC, and, once filed, the prospectus supplement and accompanying base prospectus will be available on the SEC’s website, www.sec.gov. Copies of the prospectus supplement and base prospectus may also be obtained from:
Credit Suisse Securities (USA) LLC
Prospectus Department
One Madison Avenue
New York, NY 10010
1-800-221-1037
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide.
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release that are not purely historical, such as those relating to Finisar’s expectations regarding the completion, timing and size of the proposed public offering, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or developments to differ materially from those projected or implied in these forward-looking statements. These risks and uncertainties include those related to market conditions and the satisfaction of customary closing conditions which could adversely affect Finisar’s ability to successfully conclude the public offering. There can be no assurance that Finisar will be able to complete the proposed public offering on the anticipated terms, or at all. Further information regarding other risks relating to Finisar’s business is set forth under the heading “Risk Factors” in Finisar’s annual report on Form 10-K (filed July 1, 2010), its subsequent quarterly SEC filings and any amendments thereto, and in the prospectus supplement to be filed with the SEC.

Investor Contact:	Press contact:
Kurt Adzema	Victoria McDonald
Chief Financial Officer	Sr. Manager, Corporate Communications
408-542-5050 or Investor.relations@finisar.com	408-542-4261